Exhibit 10.9
INVIBIO, INC.
AND
ST. FRANCIS MEDICAL TECHNOLOGIES, INC.

AGREEMENT FOR THE SUPPLY OF
POLYARYLETHERETHERKETONE

***Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

     THIS AGREEMENT is entered into as of 21st October 2002 (the “Effective Date”), by and between Invibio, Inc., a Delaware corporation with offices at 3A Caledon Court, Greenville, South Carolina 29615 (“Supplier”), and St. Francis Medical Technologies, Inc., a Delaware corporation with offices at 1900 Bates Avenue, Suite L, Concord, California 94520 (“Buyer”).
     WHEREAS, Supplier is engaged in the sale of polyaryletheretherketone resin–based raw materials (“Biomaterials”) and Stock Shape.
     WHEREAS, Buyer wishes to purchase Biomaterials and/or Stock Shape from Supplier solely for use in Products (as defined below), and Supplier is willing to supply Buyer with such Biomaterials and/or Stock Shape solely for use with such Products on the terms and subject to the conditions provided in this Agreement.
     NOW THEREFORE, in consideration of the foregoing and the mutual promises set forth below and other good and valid consideration, the sufficiency of which is acknowledged by the parties, Supplier and Buyer agree as follows:
     1. DEFINITIONS
     “Affiliates:” A Party on the one hand, and business concerns, organizations, or individuals or other entities on the other hand are affiliates of each other if, directly or indirectly, (a) either one has the power to control the other, or (b) a third party controls or has the power to control both. Reference in this Agreement to “Buyer” is intended to encompass all Affiliates of Buyer.
     “Agreement” shall mean this Supply Agreement, as it may be amended from time to time as permitted herein.
     “Biomaterials” shall mean Supplier’s polyaryletheretherketone resin–based raw material.
     “Products” shall mean those devices described in Exhibit A which incorporate the Stock Shape and/or Biomaterials.
     “Specifications” means the specifications for the Biomaterials set forth in Exhibit B attached hereto.
     “Stock Shape” shall mean extruded rod stock composed of Biomaterials that have been melt processed so as to conform with the Supply Manufacturing Definition.
     “Supply Manufacturing Definition” shall mean the dimensional, mechanical and physical properties of the Stock Shape, as set forth in Exhibit C. Such Supply Manufacturing Definition may be changed, modified, amended or supplemented from time to time by Supplier upon giving not less than three months written notice to the Buyer. The Buyer shall be entitled, during that notice period, to place one final order for delivery at the earliest reasonably practicable date for a quantity of the Stock Shape manufactured to the Supply Manufacturing Definition then in force which shall be no greater than the total quantity of Stock Shape ordered by Buyer in the twelve (12) month period immediately prior to the notification date.
***Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

2. SALE AND PURCHASE OF BIOMATERIALS AND STOCK SHAPE
          2.1 Sale and Purchase.
               (a) During the term of this Agreement and upon the terms and conditions of this Agreement, Buyer may purchase from time to time exclusively from Supplier and Supplier shall, provided that Buyer is in compliance with this Agreement, sell to Buyer Biomaterials and Stock Shape for use solely in connection with the worldwide use, manufacture, manufacture by others for Buyer, distribution, import, export, offer for sale, and sale by Buyer of Products to third parties. Buyer shall place orders for Biomaterials or Stock Shape in bulk with a lead time of at least ninety (90) days and Buyer shall place no more than two (2) orders within any twelve (12) month period (the “Bi–annual Order”); it being understood that Supplier shall have no obligation of any kind to supply Biomaterials or Stock Shape under this Agreement in amounts in excess of the Bi–annual Order. The Buyer shall with its first Order and then on each anniversary of the date of this Agreement provide a non–binding, written forecast setting out Buyer’s anticipated requirements for the Biomaterials and Stock Shape for the twelve month period.
               (b) Notwithstanding anything to the contrary contained in Section 2.1 (a), Supplier shall have no liability or obligation to Buyer to sell any Biomaterials or Stock Shape to Buyer in the event: (1) of any termination of this Agreement by Supplier pursuant to Section 3; or (2) Buyer fails to make any payment required by this Agreement within thirty (30) days after such payment is due pursuant to the terms of this Agreement (a “Payment Default”). Buyer shall pay interest at a rate of 10% per annum on any payments that are past due under this Agreement.
               (c) Provided Seller is in compliance with this Agreement, Buyer shall pay to Supplier [***Redacted] United States dollars (US$ [***Redacted]) per kilogram for samples of Biomaterials and Biomaterials delivered to Buyer. Buyer shall pay to Supplier [***Redacted] United States dollars (US$[***Redacted]) per meter of Twelve (12) mm diameter Stock Shape delivered to Buyer and [***Redacted] United States dollars (US$[***Redacted]) per meter of Twenty (20) mm diameter Stock Shape delivered to Buyer. All payments due under this section shall be made immediately available in cleared funds within (30) days of the date of invoice and receipt of Biomaterials or Stock Shape by Buyer. Prices are subject to change at Supplier’s sole discretion, provided that Buyer is given at least ([***Redacted]) ([***Redacted]) days notice of such change and provided further that such price increases are no more frequent than annually and in no event no greater in amount than [***Redacted] percent ([***Redacted]%) per annum. There shall be no price increase for a period of at least one year from the effective date of this Agreement.
     2.2 Guaranteed Annual Payment. Provided Seller is in compliance with this Agreement, in addition to other payments required to be paid to Supplier by Buyer under this Agreement, Buyer shall pay to Supplier guaranteed annual payments (the “Guaranteed Annual Payment”) as follows:

US$[***Redacted]	No later than thirty (30) days after execution of this Agreement

US$[***Redacted]	Each year thereafter on the anniversary of the effective date of this Agreement.
***Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

     In the event that this Agreement is terminated for any reason other than for material breach by Supplier, Buyer shall immediately pay to Supplier all the Guaranteed Annual Payments that would have been due to Supplier under the full term of this Agreement as set forth in Section 3.1. Each Guaranteed Annual Payment shall be paid to Supplier in United States dollars to an account designated by Supplier.
          2.3 Delivery. All Biomaterials and Stock Shape delivered to Buyer shall be F.O.B. Supplier’s shipping point, Philadelphia, Pennsylvania, U.S.A. and upon delivery to the proper carrier as agreed to by Buyer, title and risk of loss and delay shall pass to Buyer.
          2.4 Rejection of Biomaterial or Stock Shape for Nonconformity. Buyer shall provide, within thirty (30) calendar days, a written confirmation that the Biomaterials of each shipment conform with the Specifications, or if applicable, that the Stock Shape of each shipment conforms with the Supply Manufacturing Definition. Buyer may reject all or any portion of any shipment of Biomaterials and/or Stock Shape if, and only if: (a) the Buyer reasonably believes such shipment is non–conforming in any material respect with (i) in the case of the Biomaterials, the Specification or (ii) in the case of the Stock Shape, the Supply Manufacturing Definition, and (b) the provisions of this Section 2.4 are satisfied. In order to reject a shipment, Buyer must give written notice to Supplier of the rejection of the Biomaterials or Stock Shape within thirty (30) calendar days of receipt of the shipment, including a written indication of Buyer’s reasons for the rejection. Buyer shall cooperate with Supplier in determining the extent, if any, of non–conforming Biomaterials or Stock Shape. If no such notice of rejection is given within thirty (30) calendar days of receipt of the shipment, Buyer shall be deemed to have accepted such delivery of Biomaterials or Stock Shape and acknowledged such Biomaterial’s conformance with the Specification or such Stock Shape’s conformance with the Supply Manufacturing Definition. In any event, Buyer shall pay the purchase price, insurance and freight charges for each shipment (whether or not rejected as otherwise provided herein) and may not elect to withhold the purchase price (or applicable insurance and freight charges) of properly rejected Stock Shape, provided that if Supplier disputes the rejection, a refund of payment therefor by Supplier shall be made for such Biomaterials and/or Stock Shape determined to be materially non–conforming at the time the dispute is resolved. Supplier shall notify Buyer as promptly as reasonably possible whether it accepts Buyer’s basis for any rejection. Buyer shall not withhold any payment due under Section 2.2 of this Agreement on the basis of rejected Biomaterials or Stock Shape.
          2.5 Certain Additional Covenants.
               (a) Limited Use. Absent prior written permission from Supplier, Buyer shall use the Biomaterials and/or Stock Shape only in the Products. Buyer shall not sell or otherwise transfer any Biomaterials or Stock Shape to any third party, except as incorporated in Products in the ordinary course of business and except as otherwise provided in this Agreement. Buyer shall not grant any sublicense for any right, express or implied, arising under this Agreement; provided however, Buyer can have a third party shape, form, mold, machine and/or manufacture Products from the Biomaterials and/or the Stock Shape for Buyer. Buyer shall not use any other polyaryletheretherketone, other than the Biomaterials or the Stock Shape, in the Products. Nothing in this Agreement shall preclude Supplier from providing Biomaterials or Stock Shape to any third parties. Notwithstanding anything to the contrary contained herein, Supplier shall be entitled to discontinue any further shipments and/or sales hereunder (and shall have no liability therefor) upon 10 days prior written notice to Buyer if Supplier reasonably believes that Buyer has breached this Section.
               (b) Alterations. Buyer shall not make any alterations to the chemical structure of the Biomaterials and/or Stock Shape, including, but not limited to the following: alteration of the bulk particle size; alteration by addition of extenders, colorants, or plasticizers; alteration by addition of additives that have a biological function; alteration by addition of any other additives not specifically mentioned herein; alteration to the molecular weight or chain branching; alteration to the solution or melt viscosity; or, alteration to the thermal stability or other thermal properties; or plasma coatings; or surface modifications. Notwithstanding the above, as previously indicated, it is understood that Buyer and/or a third party for Buyer may shape, form, mold, machine and manufacture Products from the Biomaterials and Stock Shape and such activities shall not be considered alterations.
               (c) Safety/Efficacy Issues. Supplier and Buyer shall give each other prompt written notice after such party or its Affiliates becomes aware of any adverse facts or issues relating to the safety or efficacy of any Biomaterials, Stock Shape or Products sold hereunder. Buyer shall notify Supplier on at least an annual basis in a brief summary form (with Supplier able to receive reasonable additional information upon request) concerning reports to the United States Food and Drug Administration (“FDA”) and/or customer complaints arising in the normal course of Buyer’s business relating to the Biomaterials, Stock Shape or Products. To the extent that this information is confidential, Supplier shall maintain such information as confidential in accordance with this Agreement. It shall be Buyer’s ultimate responsibility to determine the efficacy and safety of use of the Biomaterials and/or the Stock Shape for the Products. With the exception of Products that are FDA Class 3 devices, in the event that Supplier reasonably believes that any such adverse facts or issues relating to the safety of the Biomaterials, Stock Shape or Products may result in liability to Supplier, Supplier may, at its sole discretion, immediately terminate this Agreement. For Products that are FDA Class 3 devices, Supplier may not terminate this Agreement based on safety or efficacy issues relating solely to the Products, unless such the sale and marketing of such Products is prohibited by FDA.
               (d) Regulatory Responsibilities. Supplier and Supplier’s Affiliates shall manufacture the Biomaterials and Stock Shape under this Agreement in compliance with ISO9001 in accordance with Supplier’s quality system protocols. Upon terms of confidentiality acceptable to Supplier, Supplier agrees to provide reasonable assistance to Buyer in obtaining governmental approvals; including providing a letter of entitlement, at Buyer’s request, (in accordance with the pro–forma set out in Appendix E) to the United States Food and Drug Administration (“FDA”) and to Buyer to enable FDA to reference Supplier’s master file on Buyer’s behalf and providing biocompatibility data, and updates on such data, in relation to the Biomaterials.
               (e) Intellectual Property. Supplier or its Affiliates is the sole owner of any and all proprietary rights in and to the Biomaterials and Stock Shape that have been or are developed by Supplier or its Affiliates. This Agreement shall not be construed as to create any ownership by Buyer in any proprietary rights of Supplier or its Affiliates. Each party shall continue to own all proprietary rights in any inventions, ideas, discoveries, patents, copyrights, trademarks, trade secrets and other intellectual property rights (collectively, the “Proprietary Assets”) that it owns as of the date of this Agreement. All inventions, including improvements, and all ideas or discoveries conceived by or made in the course of this Agreement and relating to the Biomaterials or Stock Shape, whether patentable or not, shall be the sole property of the party that develops the same. Except for the worldwide license Buyer shall have to use the Biomaterials and/or the Stock Shape obtained pursuant to this Agreement, nothing in this Agreement shall be deemed to waive, impair, assign or license any patent, copyright, trademark, trade secret or other proprietary rights of Supplier or its Affiliates, and no payments hereunder shall be deemed consideration with respect to any such proprietary rights. Supplier or its Affiliates is the sole owner of any and all proprietary rights in and to the trademarks INVIBIO, PEEK–OPTIMA and OPTIMA, (the “Trademarks”). Buyer shall have no obligation to use said Trademark, however if Buyer, in Buyer’s sole discretion, chooses to use said Trademarks, Buyer shall use the Trademarks only in connection with the sale and marketing of Products and in accordance with the Invibio Trademark Usage Agreement by and between Supplier or Supplier’s Affiliates and Buyer and attached hereto as Exhibit D. Buyer shall not assert any rights in the goodwill of the Trademarks and shall not challenge the validity of Supplier’s or its Affiliates’ rights in and to, or the validity of any registrations for, the Trademarks.
          2.6 Confidentiality Obligations.
               (a) The confidential information of the parties that is disclosed during the course of this Agreement shall be maintained in confidence and shall not be disclosed to any other person, firm or agency, governmental or private, (other than employees or agents of the receiving party who have a need to know such information and who are under written obligations of confidentiality) without the prior written consent of the providing party, except to the extent that such information:
                    i. is known at the time of its receipt by the receiving party; or
                    ii. is in the public domain other than through the fault of the receiving party, or
                    iii. is subsequently disclosed to the receiving party by a third party who may lawfully do so and who is not under an obligation of confidentiality to the providing party, or
                    iv. is required to be disclosed in a judicial or administrative proceeding after reasonable legal remedies for maintaining the subject matter in confidence have been exhausted by the disclosing party.
                    v. is developed independently by the receiving party without reference to the confidential information of the disclosing party.
               (b) Duration of Confidentiality Obligations. Obligations of confidentiality shall extend until such time as the information in question falls within one of the exceptions set forth in Section 2.6(a).

               (c) Financial Terms of this Agreement. The parties shall not disclose the financial terms of this Agreement to any third party (other than employees of the party or that party’s Affiliates who have a need to know such information and who are under written obligations of confidentiality) without the prior written consent of the other party, unless such disclosure is otherwise required by law or other applicable regulation.
               (d) Return of Confidential Information. Upon termination of this Agreement, each party shall immediately return to the disclosing party all confidential information disclosed during the course of this Agreement, and all extracts, abstracts, charts or copies made therefrom. The receiving party may retain one copy of the confidential information for archival purposes.
     3. TERMINATION
          3.1 Term. Unless terminated by either party pursuant to the other provisions of this Agreement, this Agreement shall continue in effect up to and including the fifth anniversary of the Effective Date of this Agreement.
          3.2 Termination by Mutual Agreement. This Agreement may be terminated upon mutual written agreement between the parties. Termination of this Agreement under this Section shall result in a complete forfeiture by Buyer of any payments made or then owing under Sections 2.2 of this Agreement.
          3.3 Termination for Default. If either party materially defaults in the performance of this Agreement and such default or noncompliance shall not have been remedied within thirty (30) calendar days after the receipt by the defaulting party of a written notice thereof from the other party, the party not in default may terminate this Agreement. It will not be a material default under this Agreement, if the defaulting party shall begin promptly to remedy such default and shall continue diligent efforts to cure such default as soon as reasonably practicable, as long as such default is cured within ninety (90) calendar days of receipt of such written notice. Termination of this Agreement for a material default of the Buyer shall result in a complete forfeiture by Buyer of any payments made or then owing under Sections 2.2 of this Agreement.
          3.4 Termination By Buyer. Notwithstanding any other sections, as Buyer has agreed to make purchases exclusively from Suppler pursuant to Section 2.1 Sale and Purchase, Buyer may terminate this Agreement at anytime. Any rights that Buyer has in the Biomaterials or the Stock Shape shall survive such termination. Upon termination by Buyer no further unaccrued payments shall be due to Supplier per Section 2.l(c) Sale and Purchase.
          3.5 Surviving Obligations on Termination. Except as provided elsewhere in this Agreement, in the event of termination of this Agreement as provided herein, this Agreement shall immediately terminate and be of no further force and effect, and there shall be no liability on the part of either party, provided that (a) this Section and Sections 2.5, 2.6, 4.1, 4.2, 4.3 5.8, and 5.9 shall survive the termination of this Agreement, and (b) any rights of Supplier to payments accrued under section 2.1(c) as of the date of termination of this Agreement hereunder shall survive termination of this Agreement. In the event of termination, at Buyer’s sole option, Buyer may return to Supplier all

Biomaterials and/or Stock Shape in its possession which have not been integrated into the Products as of the date of termination, and Supplier shall refund the purchase price paid by Buyer. In the event of termination, at Buyer’s sole option, Buyer may sell through to third parties any Products and do all acts with respect to any remaining Biomaterials and/or Stock Shape which acts are not a material breach of this Agreement.
          3.6 Bankruptcy. A Party shall inform the other Party of the commencement of any bankruptcy proceedings by or against that Party, at least thirty (30) calendar days prior to the date of the commencement of such proceedings. A Party’s failure to timely provide such notice shall be deemed a material, pre–petition incurable breach and shall result in immediate termination of this Agreement, notwithstanding any provision to the contrary contained within this Agreement. Either Party, at its sole discretion, may terminate this Agreement upon timely notice under this Section of the commencement of any bankruptcy proceedings by or against the other Party.
     4. WARRANTY AND INDEMNIFICATION
          4.1 Supplier Warranties.
               (a) Supplier warrants to Buyer that the Biomaterials when shipped to Buyer by Supplier shall conform in all material respect to the Specifications as then in effect and that the Stock Shape when shipped to Buyer by Supplier shall conform in all material respect to the Supply Manufacturing Definition as then in effect. Supplier warrants, to its current knowledge and belief that the Biomaterials and Stock Shape do not infringe any patent rights of any third party. Notwithstanding any other provision of this Agreement, Buyer shall not make any warranties or representations regarding the Biomaterials and Stock Shape other than those warranties and representations expressly made by Supplier herein.
               (b) EXCEPT FOR THE FOREGOING WARRANTIES, SUPPLIER MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, A WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR OF INTELLECTUAL PROPERTY NON–INFRINGEMENT, INCLUDING BUT NOT LIMITED TO PATENT NON–INFRINGEMENT, WHICH ARE EXPRESSLY DISCLAIMED, WHETHER EXPRESS OR IMPLIED, IN FACT OR BY LAW, AND SUPPLIER SHALL HAVE NO FURTHER OBLIGATION OR LIABILITY WITH RESPECT TO THE BIOMATERIALS AND STOCK SHAPE. SUPPLIER DOES NOT MAKE ANY WARRANTY TO BUYER’S CUSTOMERS OR AGENTS. SUPPLIER HAS NOT AUTHORIZED ANYONE TO MAKE ANY REPRESENTATION OR WARRANTY OTHER THAN AS PROVIDED ABOVE. SUPPLIER SHALL IN NO EVENT BE LIABLE FOR ANY GENERAL, INDIRECT, SPECIAL, CONSEQUENTIAL, PUNITIVE, INCIDENTAL OR SIMILAR DAMAGES, INCLUDING WITHOUT LIMITATION, DAMAGES FOR HARM TO BUSINESS, LOST PROFITS OR LOST SAVINGS, EVEN IF SUPPLIER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES REGARDLESS OF THE FORM OF ACTION.
               (c) Notwithstanding anything to the contrary contained herein, if Buyer receives any Biomaterials which do not generally conform to the Specifications or if Buyer receives any Stock Shape which does not generally conform to the Supply Manufacturing Definition and

Buyer notifies Supplier in writing of such failure within the time period provided in Section 2.4 of this Agreement, then Buyer’s exclusive remedy shall be, and is limited to, the repayment of any applicable purchase price paid to Supplier for such Biomaterials or Stock Shape or at the option of the Buyer, the provision of replacement Biomaterials or Stock Shape in like quantity as soon as reasonably practicable but in no event later than ninety (90) days after receipt of written notice of such failure. Buyer’s exclusive remedy and Supplier’s sole liability under this warranty shall, in any event, be expressly limited to the repayment of any applicable amounts paid under Section 2.1 EXCEPT AS PROVIDED ABOVE, SUPPLIER SHALL NOT BE LIABLE TO BUYER FOR ANY DAMAGES UNDER THIS WARRANTY OR THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, DAMAGES COVERED IN SECTION 4.1(b) ABOVE, FOR ANY CLAM INVOLVING THE BIOMATERIALS AND/OR STOCK SHAPE.
          4.2 Buyer Indemnification.
               (a) Buyer agrees to indemnify, defend and hold harmless Supplier and its Affiliates (including without limitation is directors, officers, employees, agent, representatives and shareholders) from and against any and all claims by any third party, including any claims, actions, suits, proceedings, liabilities, obligations, losses, damages (including any fines, penalties or punitive damages), settlement, interests, costs and expenses (including attorneys’ fees, court costs and other reasonable out–of–pocket expenses incurred in investigating, preparing or defending any of the foregoing or in enforcing rights hereunder) resulting therefrom by reason of or in connection with or arising out of or relating to any sale, transfer, or use by any person of any Products or services sold or otherwise made available by Buyer or any related persons or entities (including without limitation any current or former direct or indirect parent or subsidiary or any Affiliate or associate thereof) in which Biomaterials and/or Stock Shape are incorporated or otherwise involved, except to the extent arising or resulting from (i) the failure of the Biomaterials to conform with the Specifications and such failure is proved to be the actual and proximate cause of the claimed personal injury and/or property damage or (ii) the failure of the Stock Shape to conform with the Supply Manufacturing Definition and such failure is proved to be the actual and proximate cause of the claimed personal injury and/or property damage.
               (b) Should Supplier or any person or entity seek indemnification hereunder, Supplier must promptly notify Buyer within sixty (60) calendar days of the date of actual notice of any claim for which it seeks indemnification, provided that any such failure shall not relieve Buyer of its obligations hereunder except to the extent that Buyer is actually prejudiced by such failure to notify. Supplier shall promptly provide Buyer, on an ongoing basis, with all information and materials relating to the claim. In the event that Buyer shall be called upon to provide the indemnification set forth herein, Buyer shall control the defense, litigation and/or settlement of such claim (except to the extent that any settlement involves some commitments, responsibilities and/or obligations on the part of Supplier, in which case such settlement shall require the prior written consent of the Supplier which will not be unreasonably withheld), action or proceeding with attorneys of its choosing, and the Supplier and all other indemnified persons or entities shall cooperate as may reasonably be required by Buyer (but at Buyer’s reasonable expense in such defense, litigation and/or settlement). Supplier reserves the right to participate at its own cost in any proceedings with counsel of its own choosing provided that if Buyer fails to appoint suitably and reasonably qualified counsel, Buyer shall be responsible for all attorney’s fees and costs incurred by or charged to Supplier; provided however that Supplier shall have ten (10) days from the time Supplier is notified of counsel selected by Buyer to object to such counsel selected by Buyer, and thereafter Supplier cannot object to such counsel and in no event shall Buyer thereafter be responsible for any attorney’s fees and costs incurred by or charged to Supplier. Supplier, Buyer and their respective counsel will cooperate fully and make available all books, records, information and witnesses under their control and reasonably necessary or useful in connection with the defense of any such claim. Buyer shall not, in the defense of any such claim or proceeding, except with the prior written consent of Supplier which shall not be unreasonably withheld, consent to the entry of any judgment or enter into any settlement which would be to the financial or other detriment of Supplier. Buyer shall confer with Supplier concerning the terms of any proposed settlement or judgment arising in the course of such defense prior to consenting to the entry of any judgment or entering in any settlement. Buyer shall use reasonable efforts to prevent Supplier from being added as a defendant to any lawsuit involving or relating to Products, and shall use reasonable efforts to seek immediate dismissal, or summary judgment of non–liability of Supplier for any lawsuit involving or relating to Products in which Supplier is a named defendant, by employing defense mechanisms including, but not limited to, those set forth in the Biomaterials Access Assurance Act of 1998, as codified in 21 U.S.C. § 1601 et. seq., and the bulk supplier and/or learned intermediary doctrines.
          4.3 Buyer Insurance. Buyer shall maintain, during the entire term of its indemnification obligations hereunder, comprehensive liability insurance, including medical implant product liability coverage, in the minimum amounts of U.S. $3,000,000 prior to commencement of clinical trials and US $5,000,000 upon commencement of and during all US clinical trials of a Product and US $7,000,000 upon the first receipt of FDA clearance to market a Product in the US and thereafter per occurrence for damage, injury and/or death to persons (the “Insurance Policy”). The Insurance Policy shall: (a) be provided by an insurance company or underwriter reasonably acceptable to Supplier and (b) name Supplier as an additional insured. Buyer shall provide Supplier with a certificate of insurance indicating the existence and coverage of the Insurance Policy, that all outstanding periodical premiums have been paid, and indicating that the coverage shall not be canceled nor modified unless at least thirty (30) calendar days prior written notice thereof has been provide to Supplier. Such certificate of insurance shall be provided on the Effective Date and on each anniversary thereof during the entire term of Buyer’s indemnification obligations hereunder. In the event that the Insurance Policy is canceled, or modified such that it does not include all requirements of this Section, such cancellation or modification shall constitute a material default and Supplier shall have the right to immediately terminate this Agreement without prior written notice as otherwise required under Section 3.3. Termination of this Agreement under this Section shall result in a complete forfeiture by Buyer of any payments made or then owing under Section 2.2 of this Agreement.
     5. GENERAL PRO VISIONS
          5.1 Entire Agreement. This Agreement contains the entire agreement of the parties regarding the subject matter hereof and supersedes all prior agreements, understandings and negotiations regarding the same. This Agreement may not be changed, modified, amended or supplemented except by a written instrument signed by both parties. Furthermore, it is the intention of the parties that this Agreement be controlling over additional or different terms of any order, confirmation, invoice or similar document, even if accepted in writing by both parties, and that waivers and amendments shall be effective only if made by non–preprinted agreements clearly understood by both parties to be an amendment or waiver hereof.
          5.2 Assignment. This Agreement may be assigned by Buyer to any entity that agrees to and can perform all the duties and obligations of Buyer and said entity shall receive all the benefits of the Buyer.
          5.3 Severability. If any provisions of this Agreement shall be held illegal or unenforceable, in any country or territory, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.
          5.4 Further Assurances. Each party hereto agree to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
          5.5 Notice and Reports. All notices, consents or approvals required by this Agreement shall be in writing sent by certified or registered air mail, postage prepaid or by facsimile or email (confirmed by such certified or registered mail) to the respective party at the address specified in the first paragraph hereof or such other addresses as may be designated in writing by the respective party. Notices shall be deemed effective on the date of mailing.
          5.6 Relationships of the Parties. Both parties are independent contractors under this Agreement. Nothing contained in this Agreement is intended nor is to be construed so as to constitute Supplier and Buyer as partners, agents or joint venturers with respect to this Agreement. Neither party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any contract, agreement or undertaking with any third party. There is not now, nor has there ever existed, any common ownership, common management or other affiliation between Supplier and Buyer. Supplier and its Affiliates have not and will not participate in the design, manufacture, sale or distribution of any Products.
          5.7 Waiver. The waiver by either party of a breach of any provisions contained herein shall be in writing and shall in no way be construed as a waiver of any succeeding breach of such provision or the waiver of the provision itself.
          5.8 Applicable Law. This agreement shall be governed by and construed in accordance with the laws of the state of Illinois without regard to the conflict of law provisions thereof.
          5.9 Dispute Resolution. Any dispute between the parties arising out of or related to this Agreement shall, in the first instance, be the subject of a meeting between the parties to negotiate a resolution of such dispute. The meeting shall be conducted by at least one individual from each party who has full decision making authority with respect to the dispute at issue. Should the negotiations not lead to a settlement of the dispute within thirty (30) calendar days of the date of the meeting, either party may then initiate binding arbitration in accordance with the then Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”). In the event that a party refuses to participate in the meeting, then the other party may immediately initiate binding arbitration as otherwise provided in this Section. A single neutral arbitrator shall be appointed in accordance with the Rules. The arbitrator shall be experienced in the area of supply and licensing of biomaterials and/or medical implant components or devices, and in the area of intellectual property relating to biomaterials and/or medical implants, components or devices. The arbitration shall take place in Chicago, Illinois and be based upon Illinois law pursuant to Section 5.8. The arbitrators, shall render a written opinion and an award. The only discovery that shall be permitted is the production of documents by a party to this Agreement. The parties shall share equally in the cost, paid to the AAA for the arbitrator and for AAA administration, of any arbitration. No party has a right to appeal the arbitrator’s ruling, to any court or otherwise. Judgment upon the arbitrator’s ruling may be entered in any Court of competent jurisdiction.
          5.10 Captions. Paragraph captions are inserted for convenience only, and in no way are to be construed to define, limit or affect the construction or interpretation hereof.
          5.11 Force Majeure. A party shall not be liable for nonperformance or delay in performance caused by any event reasonably beyond the control of such party including, but not limited to, wars, hostilities, revolutions, riots, civil commotion, national emergency, strikes, lockouts, unavailability of supplies, epidemics, fire, flood, earthquake, force of nature, explosion, embargo, or any other Act of God, or any law, proclamation, regulation, ordinance, or other act or order of any court, government or governmental agency, provided that the party seeking such relief from nonperformance makes reasonable efforts to overcome any such occurrences and promptly notifies the other party in writing of such circumstances.

     IN WITNESS WHEREOF, and by their signatures below, the undersigned persons represent that they have the requisite authority to bind their respective companies to the terms and conditions set forth herein.

SUPPLIER:		BUYER:

INVIBIO, INC.		ST. FRANCIS MEDICAL TECHNOLOGIES, INC.

By:	/s/ Michael J. Callahan	By:	/s/ Burney Winslow 10/21/02

Print Name:	Michael J. Callahan	Print Name:	Burney Winslow

Title:	President	Title:	VP Engineering

EXHIBIT A
Products
     Product details including catalog or article number or name or other identifying descriptions shall be provided by Buyer as soon as they become available.

PEEK–OPTIMA®	PEEK–OPTIMA® LT1
SPECIFICATIONS	Page 1 of 1
MANUAL	Rev: 0
ISSUE 1	Date: 23rd Oct 2001
EXHIBIT B
The Specification

GRADE PEEK–OPTIMA® LT 1	SPECIFICATION Ref. INV 01

PROPERTY	TEST METHOD	UNITS	SPECIFICATION

Melt Viscosity	[***Redacted]	[***Redacted]	[***Redacted]
Melt Stability	[***Redacted]	[***Redacted]	[***Redacted]
Colour	[***Redacted]	[***Redacted]	[***Redacted]
Black Speck (sized film)	[***Redacted]	[***Redacted]	[***Redacted]
Black Speck (Granule)– Average	[***Redacted]	[***Redacted]	[***Redacted]
MF1	[***Redacted]	[***Redacted]	[***Redacted]
Tensile Strength (at yield)	[***Redacted]	[***Redacted]	[***Redacted]
Tensile Elongation (at break)	[***Redacted]	[***Redacted]	[***Redacted]
Impact Strength	[***Redacted]	[***Redacted]	[***Redacted]
Notched Izod	[***Redacted]	[***Redacted]	[***Redacted]
Flexural Modulus	[***Redacted]	[***Redacted]	[***Redacted]
Flexural Strength	[***Redacted]	[***Redacted]	[***Redacted]
Specific Gravity	[***Redacted]	[***Redacted]	[***Redacted]
Moisture Content[1]	[***Redacted]	[***Redacted]	[***Redacted]
Extraneous Contam	[***Redacted]	[***Redacted]	[***Redacted]
Granule Cut[2]	[***Redacted]	[***Redacted]	[***Redacted]
Glass Transition Temperature	[***Redacted]	[***Redacted]	[***Redacted]
Melting Point	[***Redacted]	[***Redacted]	[***Redacted]
Re–crystallisation Temperature	[***Redacted]	[***Redacted]	[***Redacted]
Notes:
1.	[***Redacted]

[***Redacted]

2.	[***Redacted]
[***Redacted]

[***Redacted]
3.	[***Redacted]
Granules are dusted with Calcium Stearate as a processing lubricant in the range 0.001 – 0.05%
SPECIFICATION APPROVAL

Quality Assurance & Laboratory Manager:	.([***Redacted])

23rd October 2001
***Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

PEEK–OPTIMA® SPECIFICATIONS	GRADE: PEEK–OPTIMA LT1 R20
MANUAL	Page 1 of 1
ISSUE 1	REVISION: 3
DATE: 17th SEPTEMBER 2001
EXHIBIT C
Supply Manufacturing Definition
PEEK–OPTIMA LT1 Extruded Rod.
Grade LT1R20
Diameter 20 mm +0.2mm/ +1.1mm
Sampling and testing:
The tests shown below shall be performed by supplier on material taken from the start and end of each production batch. The batch shall meet the requirements of this Supply Manufacturing Definition when the results of these tests agree with the values shown below.

PROPERTY	TEST METHOD	UNITS	VALUE

Tensile strength (at Yield)	[***Redacted]	[***Redacted]	[***Redacted]

Tensile Elongation	[***Redacted]	[***Redacted]	[***Redacted]

Flexural strength	[***Redacted]	[***Redacted]	[***Redacted]

Flexural modulus	[***Redacted]	[***Redacted]	[***Redacted]

Notched impact strength	[***Redacted]	[***Redacted]	[***Redacted]

Density	[***Redacted]	[***Redacted]	[***Redacted]

DSC
Tg (Onset)	[***Redacted]	[***Redacted]	[***Redacted]
Tc (Recrystallistion)			[***Redacted]
Tm (Melt)			[***Redacted]
Notes:
1.	[***Redacted]

2.	[***Redacted]

3.	[***Redacted]

4.	[***Redacted]

[***Redacted]		Date: 17th September 2001
Quality Assurance and Laboratory Manager.
***Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

PEEK–OPTIMA®	GRADE: PEEK–OPTIMA LT1 R 12
SPECIFICATIONS	Page 1 of 1
MANUAL	REVISION:
ISSUE 1	DATE:
EXHIBIT C
Supply Manufacturing Definition
PEEK–OPTIMA LT1 Extruded Rod.
Grade LT1R12
The Supply Manufacturing Definition for PEEK–OPTIMA LT1R12 shall be provided by Supplier as soon as it becomes available.

EXHIBIT D
Invibio Trademark Usage Agreement
INVIBIO LIMITED
AND ST FRANCIS MEDICAL TECHNOLOGIES, INC.

TRADE MARK SUB–LICENSE

     THIS AGREEMENT is made on 21st October 2002.
     BETWEEN
     INVIBIO LIMITED, a company incorporated in England and Wales (registered no. 04088050), whose registered office is at Technology Centre, Hillhouse International, Thornton Cleveleys, Lancashire, FY5 4QD (“Sub–Licensor”); and ST. FRANCIS MEDICAL TECHNOLOGIES, INC., a Delaware corporation with offices at 1900 Bates Avenue, Suite L, Concord, California 94520 (“Sub–Licensee”).
     WHEREAS:
     (A) Sub–Licensor is the exclusive licensee under a trade mark licence of Trade Mark Rights in relation to goods. Under the trade mark licence, Sub–Licensor is granted the right to grant sub–licences of the rights granted to it.
     (B) Pursuant to an Agreement For the Supply of Polyaryletheretherketone between Sub–Licensor or one of its Affiliates and the Sub–Licensee (the “Supply Agreement”), Sub–Licensor has agreed to sub–licence the use of the Trade Mark Rights to the Sub–Licensee on a worldwide basis.
Sub–Licensor hereby grants, and Sub–Licensee hereby accepts the grant of, a sub–licence to use the Trade Mark Rights as set out in this Agreement.
     IT IS AGREED as follows:
     1. INTERPRETATION
          1.1 Unless specifically defined herein, all capitalised terms shall have the same meaning as are given to them in the Supply Agreement.
          1.2 In this Agreement capitalised words and phrases have the following meaning:
     “Guidelines” means the guidelines, included as an attachment, relating to the use of the Trade Mark and Logo (if any) provided to Sub–Licensee as amended from time to time;
     “Logo” means the Logo form of a Trade Mark from time to time as set out in the Guidelines;
     “Trade Mark” means Sub–Licensor’s and Sub–Licensor’s Affiliates’ INVIBIO, PEEK–OPTIMA and OPTIMA trademarks thereof used in relation to the Biomaterials and Stock Shape;
     “Trade Mark Rights” means the trade mark applications and registrations, from time to time, for the Trade Mark in various jurisdictions as set out in Schedule 1 and Appendix 1 and a reference in this Agreement to a “Trade Mark Right” is a reference to any and each of the Trade Marks Rights.

     2. GRANT
          2.1 Subject to the provisions of this Agreement, Sub–Licensor hereby grants to Sub–Licensee a non–exclusive worldwide licence to use the Trade Mark Rights in relation to the use manufacture, manufacture by another for Sub–Licensee, marketing, distribution, offer for sale, sale, and import, and export of Buyer Products.
          2.2 Sub–Licensor hereby grants the Sub–Licensee a right to copy and reproduce the Logos in relation to use on or in relation to Buyer Products and advertising and promotional material in relation to the Buyer Products.
     3. SUB–LICENSEE’S UNDERTAKINGS
          3.1 Except as otherwise provided for in this Agreement, Sub–Licensee acknowledges and agrees that by its use of the Trade Mark pursuant to this Agreement, Sub–Licensee has not, does not, and shall not, nor shall it be deemed to, acquire at any time now or hereafter, whether by way of this Agreement and/or the use of the Trade Mark, any right, title or interest of any nature whatsoever, in or with respect to the Trade Mark. Use of the Trade Mark by Sub–Licensee and all rights derived therefrom in the Trade Mark shall enure to the exclusive benefit of the owner of the Trade Mark Rights. Without prejudice to the foregoing and at Sub–Licensor’s expense, Sub–Licensee shall do any act or execute any document to ensure that any rights in the Trade Mark that Sub–Licensee may have acquired shall vest in the owner of the Trade Mark Rights.
          3.2 Sub–licensee shall ensure that the quality of Buyer Products produced and provided under the Trade Mark and/or Logo by Sub–Licensee complies with all relevant applicable laws, regulations and standards prevailing in the relevant industry.
          3.3 Sub–Licensee shall use the Trade Mark and logo in the form, manner and way indicated in the Guidelines and no other way. For the avoidance of doubt, in the event of inconsistency between the Guidelines and this Agreement, this Agreement shall prevail.
          3.4 At Sub–Licensor’s expense, Sub–Licensee shall provide Sub–Licensor, at its reasonable request, with all relevant documents in Sub–Licensee’s possession or control (for example, documents providing evidence of use) that may be required for the protection, renewal and the maintenance in force of the Trade Mark Rights.
          3.5 All advertising and promotional uses of the Trade Mark shall be submitted and approved by Sub–Licensor before use or launch. Where Sub–licensor does not approve such use within 15 days of receipt of the advertising and promotional material it shall be deemed to have approved such use, provided that such use is otherwise in accordance with this Agreement. Sub-Licensor reserves the right not to approve such advertising and promotional material, such refusal not to be unreasonable or without a cogent reason.
          3.6 Sub–Licensee shall not use, either during this Agreement or hereafter, any trade mark that is similar to INVIBIO, or OPTIMA in relation to the Buyer Products.

     4. INFRINGEMENT
          4.1 Sub–licensee shall promptly give notice in writing to Sub–Licensor in the event that it becomes aware of:
               4.1.1 any infringement or suspected infringement of the Trade Mark in the field of Buyer Products or Logo, generally; and
               4.1.2 any claim that the use of the Trade Mark in relation to the Buyer Products, or the use of the Logo, generally, infringes the rights of any third person.
     5. TERMINATION
          5.1 Sub–Licensor may terminate this Agreement by notice to Sub–Licensee on or at any time after the occurrence of an event specified in clause 5.2.
          5.2 The events are:
               5.2.1 termination of the Supply Agreement, except that Sub–Licensee shall be allowed to sell through any Products and do all acts for all Biomaterials and Stock Shape in its possession and/or it owns as contemplated by the Supply Agreement;
               5.2.2 Sub–Licensee being in material breach of material obligation under this Agreement except that Sub–Licensee shall have 90 (ninety) days to cure;
               5.2.3 Sub–Licensee challenging the ownership and registration, continuing ownership or registration of the Trade Mark Rights in the name of owner of the Trade Mark Rights.
     6. ASSIGNMENT
          6.1 Sub–Licensee may, assign this Agreement only with the Supply Agreement.
     7. GENERAL
          7.1 No variation of this Agreement (including this clause) is valid unless it is in writing and signed by or on behalf of each party.
          7.2 This Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes any pre–existing agreement and any oral or written communications between the parties.
          7.3 Any notice or other communication in connection with this Agreement must be in writing in the English language and must be delivered personally, sent by certified or registered air–mail, postage prepaid or by facsimile or email (confirmed by such certified or registered mail) to the respective party at the address specified in the first paragraph hereof, or such other addresses as may be designated in writing by the respective party. Notices shall be deemed effective on the date of mailing.

     8. GOVERNING LAW AND LANGUAGE
          8.1 This Agreement is governed by the law of the England and Wales.
EXECUTED by the Parties

Michael Callahan	Burney Winslow
Signed by	Signed by
/s/ Michael Callahan	/s/ Burney Winslow 10/21/02

for and on behalf of	for and on behalf of
INVIBIO LIMITED	ST. FRANCIS MEDICAL TECHNOLOGIES INC.

SCHEDULE 1
TRADE MARK RIGHTS

	APPLICATION/
	REGISTRATION	FILING
COUNTRY	NO.	DATE	MARK	CLASSES	STATUS

JAPAN	4377047	18.03.99	PEEK–OPTIMA	10	GRANTED
SINGAPORE	T99/04883H	12.05.99	PEEK–OPTIMA	10	PENDING
CTM	1087592	22.02.99	PEEK–OPTIMA	1, 10, 17	GRANTED
HONG KONG	B11451	10.03.99	PEEK–OPTIMA	17	GRANTED
HONG KONG	B07270	10.03.99	PEEK–OPTIMA	10	GRANTED
HONG KONG	B11450	10.03.99	PEEK–OPTIMA	1	GRANTED
JAPAN	11–24513	18.03.99	PEEK–OPTIMA	1	PENDING
JAPAN	4249593	18.03.99	PEEK–OPTIMA	17	GRANTED
SINGAPORE	T99/04882Z	12.05.99	PEEK–OPTIMA	1	PENDING
SINGAPORE	T99/04884F	12.05.99	PEEK–OPTIMA	17	PENDING
SWITZERLAND	Awaited	Awaited	PEEK–OPTIMA	1, 10, 17	PENDING
U.K.	2190848	04.03.99	PEEK–OPTIMA	1, 10, 17	PENDING
USA	75 / 653,689	04.03.99	PEEK–OPTIMA	1	GRANTED
USA	75 / 658,497	11.03.99	OPTIMA	1	PENDING

APPENDIX 1
ATTACHMENT – Using the Invibio™ and PEEK–OPTIMA® Logo’s

PEEK-OPTIMA®
POLYMER

Using the Invibio™ and PEEK-OPTIMA® Logos

A guide to business partners

Invibio™
biomaterial solutions

Using the Invibio™ and PEEK-OPTIMA* Logo’s
Invibio”, Biomaterial Solutions™and the lnvibio™ logo are trademarks of Invibio Ltd. It is important to maintain the integrity of the trademarks when using the logo’s in any publication and authorised format Please takecare in following these guidelines. Logo Usage I Invibio biomaterial solutions ^ Invibio™ a. Correct corporate logo Minimum size Minimum size Colours: Colours: • PMS 541 • PMS 542
b. Correct product logo
Four Colour Separations
• PMS 541 (C:100% M:51% K:30%) • PMS 542 (C:76% M:24% K:9%)
Logo Usage In Text
When referring to PEEK-OPTIMA* polymer from Invibio™ in text, always produce in uppercase and where possible add the TM or ® symbol as appropriate. Where it is not possible to add the TM symbol, refer to PEEK-OPTIMA* polymer as PEEK-OPTIMA polymer from Invibio”.
Mono Logo. Usage

Reversed Logo Usage
Logo only to be reversed out of a solid colour background which provides suitable contrast, and within the same tonal range.
Spacing
Allow white space around all logo applications to a minimum of size of the letter “0” contained within each logo.
Incorrect Logo Usage
When using the PEEK-OPTIMA* polymer and Invibio™ logos the following common errors must be avoided:
Incorrect colours Reversed logo on a Logo used at an angle Incorrect spacing patterned background

Brand Icon Usage
1. When PEEK-OPTIMA* polymer from Invibio™ is used as a component part or as an ingredient within a compound or finished product, the following icon should be used on each page where a photo of the component is used and in which PEEK-OPTIMA* polymer is mentioned.
a) Colour version-minimum size
a) Mono version -minimum size
e.g. The brand icon should preferably be placed on the base left of each page
2. The brand icon should be used in its full format to accredit trademark ownership at least once in all literature in which PEEK-OPTIMA* polymerfrom Invibio” is mentioned.
e.g. Back cover of a brochure Colour version — actual size
3. The brand icon should be used in its full format to accredit trademark ownership at least once on all packaging containing PEEK-OPTIMA* polymer from Invibio™.
e.g. Brand icon on the front of product box
For approval/queries on the use on the logo or brand icon or to receive artwork or future copies of this guide please contact: Marketing Department. Invibio Inc. 3A Caledon Court, Greenville. SC 29615 USA Tel: 866-imibio fax: (864) 672-732 or Invibio ltd. Technology Centre, Hillhouse International, Thornton develeys. Lancashire FY5 4QD UK Tel:+44 (0)1253 866812 Fax:+44 (0) 1253 851458 email: info@invibk.com www.invibio.com

APPENDIX E
PRO–FORMA FDA Access Letter
PMA Document Mail Center (HFZ–401)
Center for Devices and Radiological Health
Food and Drug Administration
9200 Corporate Boulevard
Rockville, MD 20850
Subject:      [      ]
PEEK–OPTIMA Polyaryletheretherketone
     This letter will authorize the Food and Drug Administration to use the material contained in Device Master File No [      ] of Invibio Inc. in support of submissions to the FDA by St Francis Medical Technologies Inc. for the following applications:
     This authorization will expire [      ]